Exhibit 99.2
Transcript of Validus Holdings, Ltd. Third Quarter 2007 Earnings Conference Call Held on November 6, 2007
▬MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Validus Holdings Limited Third Quarter 2007 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Jon Levenson, Senior Vice President.
Jon Levenson, Investor Contact
Good morning. This is Jon Levenson, Senior Vice President of Validus Re. I’m pleased to welcome you to the Validus Holdings, Ltd. conference call for the quarter ended September 30th, 2007.
After the market closed yesterday, we issued an earnings press release and financial supplement, both of which are available on our website, ValidusRe.bm.

Today’s call is being webcast and will be available for replay. That link can also be found on our website. Present on today’s call are Ed Noonan, Chairman and CEO, and Jeff Consolino, Executive Vice President and CFO. Ed and Jeff will deliver prepared remarks before we open the call to questions.
I’m obliged to remind everyone that certain statements made during this call may be deemed forward-looking within the meaning of US securities laws. Such statements reflect the Company’s current view of future events and financial performance and incorporate our perspective on risks and uncertainties. More detail on this topic and also the use of non-GAAP financial measures can be found in our IPO prospectus as filed with the SEC. With that, I will turn the call over to Ed Noonan.
Edward J. Noonan, Chairman and Chief Executive Officer
Thanks, Jon, and good morning and thank you to all of you for taking the time to join us today.
Before Jeff talks about our financials, I would like to take just a few minutes to provide some color on our results. This is a very gratifying quarter for us on a number of different levels. Our financial results are excellent as we generated an annualized return on equity of 35.1% on net income of $136.5 million. We grew book value by 7.1% in the quarter on a pro forma basis and 19.5% over the last 12 months even after the dilution arising from our IPO in the Talbot acquisition.
Our results were strong in both London and Bermuda with Talbot included in our results for the first time this quarter.
This was also a rewarding quarter for us in that it shows the benefit of the broadly diversified short-tail portfolio we have created. Our results were, of course, greatly assisted by the absence of any major catastrophes, but also by strong performance in our marine, energy, war risk and terrorism accounts. We continue to operate in the best price segments of the global market.
Validus Re has now gone through two full renewal cycles and our portfolio fully reflects the benefits of geographic diversification in our cat book. Our catastrophe reinsurance portfolio is extremely well-balanced with a maximum zonal aggregate from all classes of risks of $1.083 billion or 50.3% of capital.

Our one in 100-year PML is $423 million or 19.7% of capital and our California earthquake PML, at one in 250 years, is $375 million or 17.5% of capital. These risk leverage statistics are conservative relative to our peer group and the clear message is that we are generating excellent results by leveraging our capital in non-core letting lines and not by excessive risk-taking. Our property cat portfolio is only about a third of our total business today, and property in total is only 51% of our book.
The Talbot acquisition is going extremely well. If you recall, this was a minimal integration deal, and we’ve already incorporated Talbot into our VCAPs pricing and risk management system.

We’re spending a good deal of time with our London colleagues working on project to leverage our combined platforms. We’ve already entered the Asian market by setting up Talbot Singapore, and we re in the process of building a Latin American team on behalf of both Talbot and Validus. We continue to see opportunities to expand our franchise, particularly in those markets that no longer bring their business to London or Bermuda.
Our VCAP system continues to develop as well. In addition to being an outstanding risk management tool, it is rapidly becoming a competitive differentiator for us. V-Cap allows us to underwrite in real-time and makes us more responsive to brokers. Increasingly, we’re using our analytics to help seeking companies understand their risk concentrations and peer group position. As a result, we are receiving preferential signings and in one case, differential pricing.
Validus Re is a quoting market and we’ve been offered — rather we’ve been afforded positions on the pricing panels with some of the largest global companies. Consequently, we see the trend towards non concurrent placements as playing to our strength.
In terms of competition, we did see some easing of rates at July 1st. That having been said, our price loss ratios were virtually unchanged as a result of selection and broader geographic diversification. Our catastrophe loss ratios continue to be 12 to 14 points better than the long-term average.
We also saw competition across most lines at 7/1 with rate changes running in the mid to high single digits. Given the starting point, we still find pricing attractive in most lines. The classes we worry about are US ENS property business and the marine market. We expect to reduce our US ENS exposures as rates are coming down very quickly. In the marine account, we’re watching carefully and are prepared to shrink our portfolio, particularly in London, if rates continue to soften.
We don’t provide guidance, but our expectation for January 1st is for very disciplined competition. We see the Bermuda market acting with strong discipline and don’t expect excessive price cutting from this market. And finally, in terms of the loss activity in the quarter, we’reserved the July UK floods at $20.9 million for both Talbot and Validus combined and that’s broadly consistent with our reserve for the June flooding event.
So with that, I would like to turn the call over to Jeff Consolino to talk you through our financial results.
Joseph E. Consolino, Executive Vice President and Chief Financial Officer
Good morning, everyone. As Ed stated, our third-quarter results were very satisfactory, producing an annualized operating return on average shareholder’s equity of 32.9% for the quarter, bringing our nine-month statistic to 24.6%.
Our third-quarter results released is our first with Talbot’s financial results consolidated. At the segment level, we’ve determined that we will report Validus Re and Talbot as two distinct operating segments, whereas before the Talbot closing, we reported as a single segment company. Because of the requirements of purchase accounting, our published financial statements will transition from Validus Re only in 2006 and the first two quarters of 2007 to Validus Re plus Talbot in the third quarter of 2007 and beyond.
As a reminder, we provided in our second-quarter financial supplement pro forma figures for the first and second quarters of 2007 as well as for the full year 2006. We think we provided a pretty useful time series to a reader that which give a better sequential picture of the Company. On this call and also in our September 30th Form 10-Q MD&A, we will give you here arrear comparatives for both segments.
In addition to Talbot, we completed another important corporate milestone in third quarter, our IPO. In our August 9 press release, we provided book value per share as of June 30th as if the Talbot transaction and the IPO had occurred as of that date. However, the 15.2 million share IPO was completed on July 30th. And we had a partial exercise of our green shoe for 453,933 shares on August 27. This has an impact on the quarter’s basic and diluted shares outstanding for EPS purposes, and I want to make sure to address this later in my comments.
With that as backdrop, I’d now like to provide detail on Validus’s third-quarter results. Net income for the third quarter of 2007 was $136.5 million compared to $69.7 million for the third quarter of’06. This is an increase of $66.8 million or 95.8%.
Net operating income for the third quarter of 07 was $127.9 million compared to $69.5 million for the third quarter of’06. This is an increase of $58.4 million or 84.1%. I want to give you the components of the $58.4 million increase — four positives and three offsets.
The positive factors driving the $58.4 million increase in net operating income in the quarter were the inclusion of Talbot in the 2007 third quarter. This added $35.6 million of underwriting income, for which there was no prior period contribution. The Validus Re’s underwriting income rose in the third quarter and year over year by $22.1 million. Our net investment income year over year in the quarter grew by $20.3 million.
This is a result of the growth in the investment portfolio from Validus Re cash flows, IPO proceeds and the consolidation of Talbot’s net investment income. And then, other income increased by $1.3 million, sourced from Talbot’s underwriting risk service limited unit, for which there was no prior-period comparison. These four positive factors total $79.3 million of an increase.
Partially offsetting this and bringing us to a total increase of $58.4 million in the quarter in net operating income were an increase in corporate expense, booked as a component of underwriting income equal to $5.0 million; increased finance expenses in the order year-over-year of $14.4 million; and tax expense of $1.5 million. Prior to this quarter Validus Re on a consolidated basis has not had a material tax expense.
The increase in the corporate is primarily the amortization expense of the value of shares granted to Talbot’s selling shareholders. The increase in the finance expense in the quarter results from $4.6 million of finance expense on our new 8.48% junior subordinated deferral debentures, which we issued in June as part of our acquisition financing; $1 million in acquisition-related bank debt, which was outstanding for only one month to bridge the period between the Talbot closing and the IPO closing; and $8.9 million of expense related to Talbot’s [indiscernible] arrangements.
Those of you who studied our IPO prospectus will recognize that Talbot had previously recorded their fund expenses either as reinsurance ceded or as G&A expense. Going forward, we’ve determined to record this in finance expense.

In addition to change in net income during the quarter, was also driven by an increase in foreign exchange gains of $5.4 million, increased realized and unrealized investment gains of $8.8 million and two nonrecurring items, a $3.0 million expense recorded due to the early termination of our advisory agreement that we had in place with our founding investor, this was terminated at the date of the IPO; and $2.9 million of warrant expense relating to the fair value of warrants issued under the anti-dilution provisions of our existing warrants, triggered by the Talbot transaction.
Please note two factors. One is this has no net effect on equity as the reduction as flows through the income statement is recorded as an increment to the paid-in capital; and also that this particular anti-dilution provision has been extinguished at the time of the IPO.
Drilling down into the two segments, Validus Re’s underwriting income in the third quarter was $84.9 million, an increase of $22.1 million or 35.2% over the prior year’s quarter. Gross premiums written fell by $14.3 million in the quarter for Validus Re or by 12.3% to $102.3 million.
More than 100% of this amount, a $20.1 million decrease, came from Validus Re’s marine line. In 2006, the turmoil in the offshore energy markets led many renewals to be extended well into the year the second and the third quarters. In 2007, much of this business was written at January 1st.
Validus Re’s net premiums earned rose by $59.5 million or 64.3% to $152 million in the quarter. This reflects the fact that in 2006, we only had a partial year of earned premium due to our startup year, whereas in 2007, we had the benefit of carryover on our premium reserve.
Validus Re’s loss and loss expense ratio in the quarter was 25.1. Validus Re recorded a $10 million expense related to the July UK flooding. This represents 6.6 percentage points on Validus Re’s loss ratio. Validus Re also recorded favorable loss reserve development of $3.5 million in the quarter, representing 2.3 loss ratio points. Finally, Validus Re’s expense ratio in the quarter was 19.1%.
For our Talbot segment, underwriting income in the third quarter was $35.6 million. Net premiums earned rose by $16.4 million or 12.9% to $143.5 million. Talbot’s loss and loss expense ratio was 34.2% in the quarter. Talbot recorded a $10.9 million expense for the July UK flooding. This represents 7.6 percentage points of loss ratio. Talbot also recorded favorable loss reserve development of $20.9 million, worth 14.6 loss ratio points. Talbot’s expense ratio in the quarter was 40.9%.
On a consolidating basis, looking at our underwriting results, consolidated underwriting income in the third quarter of 2007 was $109.4 million. There are $11.1 million of expenses which sit outside of the Validus Re and Talbot’segments which we reflect in consolidated underwriting income and the consolidated expense ratio.
Having given you our underwriting ratios and other data and segmental pieces, on a consolidated basis, our consolidated loss and loss expense ratio was 29.5% in the quarter. Adding the expense that we recorded for the July UK flooding between the two segments, this $20.9 million represents 7.1 percentage points on our consolidated loss ratio.
This $20.9 million compares to $18.9 million that Talbot and Validus Re recorded separately in the second quarter for the June UK flooding. Total favorable loss reserve development between the two segments was $24.5 million equivalent to 8.3 loss ratio points. Our consolidated expense ratio for the quarter was 33.5%. And
I’d like to point out that we do not exclude either corporate expenses or FAS 123R share compensation expenses from our consolidated expense ratio. Adding our loss ratio and our expense ratio yields a consolidated combined ratio in the quarter of 63.0%.
Turning to the balance sheet, the combined investment portfolio was $3.0 billion at September 30th. We have a very conservative investment strategy, which we continue to follow that emphasizes liquidity and the preservation of invested assets. Our portfolio has an average credit quality of AA+, no exposure to alternatives, and a duration of one year.
We continue to have de minimus exposure to sub-prime and no exposure to any CEO or CLO securities. Our asset-backed securities at sub-prime exposure at the end of the quarter totaled $33.3 million, all AAA rated, all the senior-most priority and carrying a weighted average life of 0.8 years. This represents only 1.1% of quarter-end cash and invested assets and so we continue to be very comfortable with the composition of our investment portfolio.
Our diluted book value per share as of September 30th is $22.37. We reported in our August 9th press release diluted book value per share of $21.59. As the Talbot acquisition and the IPO had closed by then, we presented a pro forma diluted book value per share as of June 30th of $20.89 as a more realistic starting point.
Based on this $20.89 pro forma starting point, we grew diluted book value in the quarter by 7.1%. Our shareholders equity at September 30th is $1.79 billion. Total GAAP capitalization is $2.14 billion. Our financial leverage, all of which is in the form of hybrid securities, is 16.4% at the end of the quarter.
Loss reserves — our growth loss reserves for loss and loss expenses were $924.5 million at the end of the quarter with IBNR representing 51.3% in total reserves.
I want to point out the impact of the timing of our IPO had on two key measures — diluted operating EPS and our operating return average equity. For diluted EPS calculations, our weighted average diluted shares outstanding for the quarter were a little bit shy of 71.9 million. Our IPO closed on July 30th, which means that the 15.2 million shares we issued in the IPO were outstanding for approximately two-thirds of the quarter. Going forward, the full 15.2 million shares become included in weighted average diluted shares, increasing the diluted share count by approximately 5.1 million shares.
As the IPO concluded on the first day of the quarter, the additional weighted average shares would have reduced our diluted EPS by approximately $0.10. Our IPO proceeds were $31.9 million. If the full proceeds were outstanding through the entirety of the quarter rather than the average proceeds, and this is reflected in the denominator of our operating return on average equity calculation, our annualized operating return on average equity would be 30.1% rather than 32.9%, which we reported.
Finally, I want to leave you with some bigger picture observations regarding the combination benefits to Talbot. Our ratio of invested assets to shareholder’s equity has risen in the quarter from 1.22 times at June 30th to 1.68 times currently. Our ratio of trailing 12-month gross written premium to shareholder’s equity is now 80%. After market we’re seeing the financial benefits of the Talbot transactions, and I think these measures will convey how we are making more effective use of our equity capital together than Validus could have alone.
With that, I’d like to return the call to Ed Noonan.
Edward J. Noonan, Chairman and Chief Executive Officer
Thank you, Jeff. At this point, we’ll be happy to take any questions that you may have.

▬QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question is coming from Tom Cholnoky of The Goldman Sachs Group.
<Q – Tom Cholnoky>: Hi. Good morning, everyone. A couple of quick questions. I guess Ed, given your comments about the market and I guess the marine business and some of the ENS property business — and I know you are not providing guidance per se — but just directionally, given your view of the market, how reasonable is it to expect that either Talbot or Validus Re will report top-line growth in 2008?
<A – Edward Noonan>: Tom, it is a bit of a tricky question to answer without stepping over the line into guidance, but I ll do the best I can for you. As we contemplate 2008 in the Validus Re portfolio, if you recall from — I think we covered it in last quarter s call, we had written a few opportunistic quota share treaties on US ENS property business. And it s our expectation that we will reduce those positions going forward. We also do continue to see good opportunities to deploy our capital and catastrophe aggregate in the US market. And so I don t know that there is necessarily a offset of one or the other, but our expectation is that when we reduce those participations in the US ENS market, it will free up aggregate that we can put to work in the US market as well. I just, at this point, wouldn t be comfortable trying to give you a relativity of how much premium we replace with how much we might reduce. As far as the marine market, you know the whole market has had a bad year. Fortunately, Talbot has had a very strong year in the marine market. But the whole market isn t doing well. There's been a number of very, very large partial losses and with the utilization of the global capacity in the whole market today, I guess our concern is that we re likely to see continued increases in frequency. We don t think that the crews are as well trained as they would otherwise be and frankly I think we are stretching the limits of the global fleet. And so the marine market is beginning to show some signs of strain from that. And I think that we are at a point in time where more than discipline is required. It's probably a point where we have to contemplate that we've reached the bottom of how far prices can go and it s time to start to see them rise again. Having said that, the marine market in London isn't behaving greatly. It s not like the aviation insurance market. I think there's pretty good discipline. And certainly Rupert Atkin and his team at Talbot are using excellent discipline. So I don t know that we will necessarily be up or down in the marine market yet, Tom. I think it will take a little bit of time as we get closer to 1/1 to get a better sense of how discipline will play out in the market.
<A – Jeff Consolino>: Tom, this is Jeff Consolino. If we can digress from gross written top line, I don t think we ve ever been reluctant to say that looking forward to 2008, we would anticipate keeping more net relative to the syndicate level reinsurance that Talbot has purchased historically. And so whereas...
<Q – Tom Cholnoky>: That kind of goes onto my next question, which relates to the interest expense. And once again, I guess I'm asking for a bit of guidance perhaps on this. But the $17.9 million that you reported in the quarter, is that a reasonable run rate going forward? And is that also one of the impacts of the higher net retentions since you are not reporting that as a reduction in gross to net?
<A – Jeff Consolino>: The change we made in this quarter was to record the Talbot funds at Lloyd s financing arrangements within our financing expense rather than within G&A and ceded reinsurance premium. So when we publish the Q, you will see in our MD&A, some portion of financing expense is quite static, representing the interest payments on our junior subordinated deferrable debentures and other bank charges. But the cost for the funds at Lloyd s arrangements for Talbot is variable based on the profitability of the Talbot syndicate. I think in this quarter, the number which I cited is elevated by the fact that Talbot was quite profitable in the quarter. And so we continue to believe essentially that the third-party funds that Lloyd s arrangements take approximately 30% of the economics of the underwriting at Talbot and will until they run off in respect to each of the underwriting years they were in place for.
<Q – Tom Cholnoky>: How should we then think about interest expenses on a go-forward basis?
<A – Jeff Consolino>: I would model the fixed expenses as fixed expenses and whatever you're projecting for the results of Talbot I would apply the variable component to it.
<Q – Tom Cholnoky>: Okay. Thank you.
Operator: Thank you. Our next question is coming from Blaine Marder of Loeb Partners.
<Q – Blaine Marder>: Hi. Thanks. How are you? A question on the Talbot side. Remind us what your stamp capacity is for 2007.
<A – Jeff Consolino>: Approximately $650 million.
<Q – Blaine Marder>: You expect you ll be on that number?
<A – Jeff Consolino>: For 2007?
<Q – Blaine Marder>: Yes.
<A – Jeff Consolino>: I suggest you check back with us at the end of the fourth quarter.
<Q – Blaine Marder>: Okay. Then that implies that premiums drop here a descent bit from the third to the fourth quarter. That s all.
<A – Edward Noonan>: I guess, Lane, without providing guidance, we're not expecting to see premiums drop between the third and the fourth quarter, certainly not to any significant extent.
<Q – Blaine Marder>: Okay, very good. And then on the loss ratio at Talbot s, I mean if I back out the UK and back out the favorable adjustments in the quarter, your loss ratio at Talbot s seems a lot lower than it has been historically. How should I think about this?
<A – Jeff Consolino>: From absolute low levels of insured losses in the global markets. So I don't think at this point we're prepared to say anything other than this was a quarter that was better than the long-term expected averages.
<A – Edward Noonan>: There's been no reserve philosophy changes or changes in methodology or that, Blaine, so it's just purely a function of the quality underlying business at this point in time.
<Q – Blaine Marder>: Okay, good. And finally, Ed, are you still looking for strategic type acquisitions to diversify your book even further? Where are you looking? What type of lines interest you at this point? Thanks a lot.
<A – Edward Noonan>: We're not really in the acquisition business per se. But just as Talbot was a good strategic fit for us and complementary to our strategy, to the extent that other acquisitions might come along that would allow us to continue to broaden our base in the lines that we find most attractive, we certainly would consider them. But that s not an active strategy at this point in time for us.
Operator: Thank you. The next question is coming from Dan Johnson of Citadel Investment Group.

<Q – Dan Johnson>: Great. Thank you very much. Would you mind going into a little more detail than you did on the Talbot reserve releases and can we talk a little bit more about the time periods and where they would be on a year-to-date basis in terms of reserve releases as well? Thank you very much.
<A – Jeff Consolino>: The reserve release for Talbot is entirely related to the 2005 and prior year's account. And so it doesn't reflect anything for 2006. In terms of where the M&A is from, you can see in our supplement, they're spread pretty well. The $20.9 million is about $6 million from their property classes; about $6.8 million from their marine classes; and about $8.2 million from their specialty classes. In terms of where this brings it year to date, obviously we didn't consolidate Talbot for the first two quarters of this year as still reflected in our financial statements and thus far it's only the $20.9 million. But there were no reserve releases for Talbot pre-acquisition, either Q1 or Q2. So if you had a Talbot stand-alone for the full nine-month period, the 20.9 would apply not only to the quarter but for the full year.
<Q – Dan Johnson>: Great. Thank you very much.
Operator: Thank you. Our next question is coming from Jay Cohen of Merrill Lynch.
<Q – Jay Cohen>: Good morning, guys. Three questions. The first is, how did your loss estimates for the June flooding events hold up in the third quarter?
<A – Jeff Consolino>: Jay, we didn't have any reserve changes for the second-quarter loss events in the third quarter. I think that it’s still early days in terms of reports, and so we're not prepared to make any change in our initial estimate. But we do feel quite good and comfortable with the actions we took in the second quarter.
<A – Edward Noonan>: Typically the renewal information when it comes in, in the fourth quarter will have better updates on what the June floods look like. And so our approach was to just hold the reserves as they are and wait and see what ceding companies begin reporting as they put together their renewal information.
<Q – Jay Cohen>: That s good. Second question, you mentioned that you have now applied the Validus risk management system to the Talbot business. And I'm wondering when you did that if any insights emerged, any weaknesses or strengths or key differences between how they were managing risk and you were managing risk. Or anything that was different than what you expected when you did due diligence on the deal.
<A – Edward Noonan>: So let me work backwards on that one, Jay. Because we had spent so much time on diligence, we haven't found any surprises in risk management or otherwise at Talbot at this point. I think the Talbot team had an interesting approach. They used RNS prior to the acquisition and used it well. But they also used an interesting absolute aggregate analysis, where they divided the US coastline into 24 wind gates, if you would, sketching from New England all the way down to Texas, and they actually controlled their aggregates within each wind gate and had the wind gates overlap so that you couldn't have cross-zonal overexposures. That isn't that far off of our thinking about aggregate. It's hard to do that under the insurance context because the amount of policy limits add up so quickly. But the Talbot people were actually very, very disciplined about that. And so what we ve found is that when we bring Talbot onto the V-Cap system, we're not adding very, very significant exposures. I think the number is about a 6% increase in our peak US wind risk coming out of the Talbot portfolio. So while they added about 42% to our property premium globally, they add very little to our US aggregate in total.
<Q – Jay Cohen>: Great, thank you. And the last question, the interest expense associated with funds at Lloyd's, I assume there's going to be some material seasonality in that number given that you used to — so first quarter that number will look a lot higher. Is that fair?

<A – Jeff Consolino>: I’m sorry, Jay, I’d just rather not discuss what the first quarter is going to look like. That’s kind of a slippery slope.
<Q – Jay Cohen>: Well let me take it a different way then. That number essentially would to some extent, mirror the premiums that Talbot had ceded; it used to be recorded as ceded premiums to third-party capital. That’s correct, right?
<A – Jeff Consolino>: For a component of it. There was another component in the general and admin line, depending on whether the counterparty was a reinsurer or a financial institution.
<Q – Jay Cohen>: Fair. But that the ceded component certainly would have gone up in the first quarter just because the first-quarter premiums are that much larger historically?
<A – Edward Noonan>: For the SAL arrangements, they are generally calculated based on the profitability in the period of the year of the cat they are attached to. And so depending — there was seasonality in the past largely related to the profitability of Talbot, which tended to be over the last couple of years, more seasonally profitable in the back half of the year as they took a closer look at loss reserves and released redundancies.
<Q – Jay Cohen>: Okay, so it’s more related to the earnings rather than the written premiums, is what you’re saying?
<A – Edward Noonan>: Yes, it’s absolutely related to the earnings in the Europe account.
<Q – Jay Cohen>: Okay. So that would be less seasonality than I would have expected then. Okay. That’s great. I appreciate that, Jeff.
Operator: Thank you. Our next question is coming from Matt Heimermann of JPMorgan.
<Q – Matt Heimermann>: Hi. Good morning. A couple of follow-up questions. First, just dovetailing on Jay’s question, is the ratio of that interest expense to the earnings this quarter a decent one to consider prospectively?
<A – Jeff Consolino>: I think, Matt, it’s easiest on a steady-state basis where you had this participation in the capital at Lloyd s by third parties for each of the year s account. In that case, it s a pretty good assumption to look at the third party cost is 30% of the overall profitability of the syndicate. What we said is going forward, we’re truncating that participation; effective at the end of this year we will use capital resources from Validus to provide 100% of funds at Lloyd s. That means there won t be any 2008 year of account sharing of profitability with third-party capital providers. But you’d have to assess the profitability of the 2007 and 2006 years of accounts and how profitable they will be in ‘08 and 09’ to get to a number for what the profit participation is for third parties.
<A – Edward Noonan>: Unfortunately, Matt, I’m not sure there’s a ratio we could give you at this point in time. As Jeff said earlier, if you look at the interest on our junior subordinated debentures, that’s probably something that’s easily predictable. But the prior-year profitability of Talbot, which factors into this in the sharing with prior third-party capital providers is just really based a lot on actuarial estimation of prior-year results and that will tend to change over time, quarter to quarter.
<Q – Matt Heimermann>: No, that’s fair. And I can make my own assumption about how the existing book runs off. The other question I had was on the loss ratio, it doesn’t — you said — you implied that there was no change to the current year loss ratio pick. So in your answer, were you basically just saying you had low reported claims in the quarter that drove that? Or is there some other component that drove it in the loss ratio?

<A – Jeff Consolino>: No, I think, Matt, that you have it exactly right. The activity in the third quarter was fairly light relative to what you would expect based on pricing, based on long-term historical averages or any such measure.
<A – Edward Noonan>: And Matt, that was true across most of the lines we write, not just the catastrophe portfolio. It’s just that we’re right now in a period where in the short-tail risk classes it’s very low attritional loss activity.
<Q – Matt Heimermann>: Okay. And then just from a reserving philosophy perspective on that, I mean are you more likely to believe the low reported losses the later we are in the calendar year? Or is that consistent across quarters?
<A – Edward Noonan>: So I think what I would probably say is that we are — in the fourth quarter, we will do a fairly comprehensive actuarial overview, actually a very comprehensive actuarial review. And at that point, we will probably start to assess whether — how good we feel about the reported claims activity for the year and what impact that has on results in the current year loss ratio. But typically, within the current year, we’ve largely just set up the pick loss ratio for each line of business based on how we price the product and we let it sit until we complete that actuarial study.
<Q – Matt Heimermann>: And then last just a follow-up question, Jeff, could you identify what the intangible amortization expense was in the quarter and whether you’re going to break that out prospectively?
<A – Jeff Consolino>: It will be in our MD&A. It’s a little bit more than a million — it’s 1.040 million.
<Q – Matt Heimermann>: Perfect. Thank you.
<A – Jeff Consolino>: And we tried in our IPO prospectus to give a schedule of that going forward for the ten years.
<Q – Matt Heimermann>: Yes, no, I have that; I just was in the quarter — unless I missed it I didn’t see it broken out so I made a guess, so I just wanted to make sure I was close.
Operator: Thank you. Our next question is coming from Brian Meredith of UBS.
<Q – Brian Meredith>: Yes, good morning. A couple quick questions here. First, what impact, if any was Petrel Re on top line and profitability in the quarter?
<A – Edward Noonan>: [indiscernible] of Petrel. And just as a reminder, Petrel is recorded as an offset to our acquisition costs both for the originations we receive and the profit commission. If you were to give me a moment, I can cite for you the ceded premium. So why don t I come back to you in a moment with that.
<Q – Brian Meredith>: Great. And then as a follow-up, Ed, given you’re generating some pretty attractive profitability here and given the prospects of what’s going on with pricing in various markets here, any thoughts of possibly keeping some of that Petrel Re business net here going forward as your capital base continues to grow here?
<A – Edward Noonan>: We certainly look at every option we have to grow our business on both a gross and a net basis. We are in discussions with Petrel Re now as to whether we want to renew that or not and we’ll probably complete those discussions in the next week or ten days. Yes, I certainly think that we have more room in our balance sheet to take on some of that risk. But candidly, as I mentioned in my comments, there is a fine line that we’re trying to walk. We try and be very conservative in our risk-taking and we tend to think the Gulf of Mexico is 100% correlated with Florida, with the Gulf states of Texas. And so adding in the Petrel Re exposure would start to push our aggregates up. And while we have room to do that, I’m not sure that at this moment in time from a risk appetite standpoint, that that’s the best idea we have. We still think that we can grow our US aggregates a bit during 2008. So that’s probably better a question for another point down the road. But as I say, we will reach our conclusion with the Petrel Re folks over the next week or so.
<A – Jeff Consolino>: Brian, the ceded premium to Petrel in the quarter was approximately $7.3 million.
<Q – Brian Meredith>: $7.3 million.
<A – Jeff Consolino>: And the earned premium to Petrel during the quarter was $14.6 million.
<Q – Brian Meredith>: $14.6 million, great. And then last question, any exposure through I guess either Talbot or Validus Re to the California wildfires?
<A – Edward Noonan>: We certainly do. Talbot has a US property portfolio and Validus writes some business there. We don’t actually see much exposure at this point in time. It’s a bit early to start to come up with estimates. We do reinsure some of the local California companies. And we think in the reinsurance market, that’s a place where you might pick up some exposure. In general, what we’ve seen so far, we’ve gone contract by contract in the reinsurance portfolio and we’ve looked at all of the individual risk that Talbot writes. Our best sense at this point is that this will be well within our normal expected losses for any given quarter.
<A – Jeff Consolino>: Brian, I might add that we’re preparing to file our Form 10-Q and as part of that, we need to make a formal assessment as to whether there are any material subsequent events. And we will not be reporting the California wildfires as a material subsequent event.
<Q – Brian Meredith>: Great. Thank you.
Operator: Thank you. Our next question is coming from Brian Rohman [ph] of Weiss Peck & Grear.
<Q>: Good morning. You mentioned the softest areas or ENS and marine. How big are those in terms of your total gross written?
<A – Jeff Consolino>: In the quarter, Brian, or before the...
<Q>: In the quarter since the companies are combined.
<A – Edward Noonan>: Yes, Brian, I think it’s a little difficult for us to break it out specifically because we pick up US ENS business through a few treaties in Bermuda. We write some of that business on a direct and facultative basis out of London. And of course, it gets swept into lots of other property treaties we have. I think in total our exposure to the US ENS property market is probably somewhere in the 80 to $110 million range at Validus Re and perhaps something of similar or smaller magnitude coming out of Talbot.
<Q>: That’s not a quarterly number. That’s a annualized number?
<A – Edward Noonan>: Right. That’s kind of an annualized number. Yes, I apologize.
<A – Jeff Consolino>: In the quarter, the cumulative written premium in property no matter whether it’s ENS or cat XMO or the like, combined is $115 million and marine is 63.4 million.

<Q>: Okay. Next question, what was the share count at the end of the quarter? I missed that number — the absolute number?
<A – Jeff Consolino>: We had 71,869,000, let’s call it, diluted shares for EPS purposes. If you look in the press release, kind of getting to an absolute count of diluted shares is probably best to look at the calculation of diluted book value. So you can see that we have — at the end of the quarter, call it 74.2 million common shares outstanding. And then with the impact of stock warrants, restricted stock and stock options, we have 89.0 million total shares outstanding. The weighted average exercise price for the warrants and the options, was let s call it, 17.75. And so the treasury method will obviously put a damper on us. We wouldn’t expect our EPS diluted shares to approach the 89.1 million. But based on the time of the IPO I think very clearly, you would see it go up by about 5 million.
<Q>: 5 million above the 74?
<A – Jeff Consolino>: I’m sorry, 5 million above the 71.9.
<Q>: Right. Okay. Last — is there another comment?
<A – Jeff Consolino>: No.
<Q>: I have a couple of other quick questions. Question already asked about fourth-quarter catastrophes; somebody asked about the fires. Is there anything else rattling around out there that sometimes falls under the radar screen?
<A – Edward Noonan>: Nothing that comes to mind. Excuse me one second while I touch wood, but...
<Q>: There you go. I’ll do the same. I did the same. Last question. If you keep going at this rate, the capital is going to build pretty quickly. Thoughts on repurchasing stock or paying a dividend?
<A – Edward Noonan>: Yes. From the day we started the company, we’re optimistic in projecting that we would reach a point where we would in fact develop excess capital. We are not there today. Actually, we are utilizing our capital quite fully. But if we assumed kind of a normal year next year, late in the year we might be at a point where we would start to develop excess capital and think about ways to deal with that. I think we’ve said in the past and we believe this firmly, that when we have excess capital, we are not going to hold onto it. We’re not going to reach and try and do things in the business that don’t make sense. We will return it to the shareholders in whatever way makes the most sense. And our view is that people who are disciplined and companies that do that well always have access to the capital markets and they tend to significantly outperform companies who hold onto capital that they don’t need. So we’re not at a point in time where that’s an issue for us. But it is — if we look at longer-term capital management that is something that we are spending some time thinking about.
<Q>: If I read between the lines, it sounds as if you want to get through next year’s hurricane season.
<A – Jeff Consolino>: I wouldn’t expect to see any kind of capital management from us until the wind season expires next year at the earliest. And of course that’s also subject to — our first preference is to use our capital underwriting the portfolio of low-priced business. And so market conditions evolve as well.
<Q>: Thank you very much.

Operator: [Operator Instructions] You have a follow-up question coming from Tom Cholnoky of Goldman Sachs.
<Q – Tom Cholnoky>: Sorry. I don’t mean to beat the interest question to death, but I think you — Jeff, you mentioned that the 30% kind as if we take that as a percentage in the quarter, might be a decent run rate. But my sense is that’s a decent run rate for the fourth quarter, but if you decide to do away with these capital — the Lloyd’s capital vehicle, that percentage should actually decline pretty rapidly during ‘08 and ‘09 as more of the current business — profitability of the current business overweighs or outweighs the profitability of prior-year business. Am I correct?
<A – Jeff Consolino>: So we talked about in the last year, about $32 million of third-party capital costs incurred by Talbot. And we’ve said that that will grade off to zero when we close out the last year for which there is a participation by third-party capital. I would say that the 2008 calendar year, we will see a pretty modest contribution to profitability from the business written in 2008 and so the lion’s share of the profitability that is driven in the 2008 calendar year from Talbot will be attributable to the 2007 year of account, and that will have a participation by third-party capital providers. And so I really think that the downward slope of this cost will accelerate once we get past 2008.
<Q – Tom Cholnoky>: I think I probably should follow this up off-line. Thank you.
<A – Jeff Consolino>: Thank you.
Operator: There are no further questions at this time. I would like to hand the floor back over to management for any closing comments.
Edward Noonan, Chairman and Chief Executive Officer
Thank you very much, and thank all of you for your interest in the Company and what I think was a very lively and positive call for us. So thank you. We’ll look forward to updating you again at the end of the fourth quarter. Bye now.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.
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